Exhibit 5.1

SIDLEY AUSTIN BROWN & WOOD LLP

BEIJING BRUSSELS CHICAGO DALLAS GENEVA HONG KONG LONDON	BANK ONE PLAZA 10 S. DEARBORN STREET CHICAGO, ILLINOIS 60603 TELEPHONE 312 853 7000 FACSIMILE 312 853 7036 www.sidley.com FOUNDED 1866	LOS ANGELES NEW YORK SAN FRANCISCO SHANGHAI SINGAPORE TOKYO WASHINGTON, D.C.

August 15, 2005

Tribune Company

435 North Michigan Avenue

Chicago, IL 60611

Re:                               Tribune Company Registration Statements on Form S-3

Ladies and Gentlemen:

We refer to (i) the Registration Statement on Form S-3 (Registration No. 333-127446) filed by Tribune Company, a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “SEC”) on August 11, 2005 pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), (ii) the Registration Statement on Form S-3 (Registration No. 333-74691) filed by the Company with the SEC on March 24, 1999 under the Securities Act, (iii) the Registration Statement on Form S-3 (Registration No. 333-66077) filed by the Company with the SEC on October 23, 1998 under the Securities Act and (iv) the Registration Statement on Form S-3 (Registration No. 333-18921) filed by the Company with the SEC on December 26, 1997 (the registration statements referred to in clauses (i) through (iv) above are hereinafter collectively referred to as the “Registration Statements”), pursuant to which the Company is issuing $450,000,000 aggregate principal amount of its 4.875% Notes due 2010 and $330,000,000 aggregate principal amount of its 5.25% Notes due 2015 (collectively, the “Securities”).  The Securities will be issued under an Indenture dated January 1, 1997 between the Company and Citibank, N.A., as successor trustee to The Bank of New York, which was successor trustee to Bank of Montreal Trust Company.

We are familiar with the proceedings to date with respect to the proposed issuance and sale of the Securities and have examined such records, documents and questions of law, and satisfied ourselves as to such matters of fact, as we have considered relevant and necessary as a basis for this letter.

Based on the foregoing, we are of the opinion that:

1.  The Company is duly incorporated and validly existing under the laws of the State of Delaware.

SIDLEY AUSTIN BROWN & WOOD LLP IS A LIMITED LIABILITY PARTNERSHIP

PRACTICING IN AFFILIATION WITH OTHER SIDLEY AUSTIN BROWN & WOOD PARTNERSHIPS

2.  The Securities will be legally issued and constitute binding obligations of the Company (except as enforcement thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws relating to or affecting the enforcement of creditors’ rights generally and by the effect of general principles of equity, regardless of whether enforceability is considered in a proceeding in equity or at law) when the Securities shall have been duly executed and authenticated as provided in the Indenture and duly delivered to the purchasers thereof against payment of the agreed consideration therefor.

This letter is limited to the General Corporation Law of the State of Delaware, the laws of the State of Illinois and the federal laws of the United States of America.

We do not find it necessary for the purposes of this letter to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states or the District of Columbia to the issuance and sale of the Securities.

We hereby consent to the filing of this letter as an Exhibit to the Registration Statements and to all references to our firm included in or made a part of the Registration Statements.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations promulgated thereunder.

Very truly yours,

/s/ Sidley Austin Brown & Wood LLP